Exhibit 10.2

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

CONVERTIBLE LOAN AGREEMENT

This Convertible Loan Agreement (the “Agreement”), dated as of the ___ day of __________ 2025 (the “Effective Date”), is made and entered into by and between Rail Vision Ltd., No 515441541 (Nasdaq: RVSN), a company incorporated and registered under the laws of the State of Israel, with an office address of 15 Ha’Tidhar St., POB 2155; 4366517 Raanana, Israel (the “RVSN” or “Lender”), and Quantum Transportation Ltd., No. 517212676 a company incorporated and registered under the laws of the State of Israel, with an office address at 20 Raoul Wallenberg St , Tel Aviv, Israel (the “Company”). Each of RVSN and Company may also be referred to hereinafter as the “Parties” and each individually as a “Party”).

W I T N E S S E T H:

Whereas,	On November 30, 2025 the Parties signed that certain Securities Exchange Agreement in the form attached as Exhibit A hereto (the “SEA”) so that following the closing thereof RVSN holds, directly, 51% of the outstanding share capital of the Company; and

Whereas,	The Company desires to borrow an aggregate amount of up to US$ 700,000 (the “Principal Amount”); and

Whereas,	The Lender is willing to extend from time to time, during the Term of this Agreement (as defined below), amounts from the Principal Amount to the Company, pursuant to a detailed budget and business plan, all subject to the terms and conditions set forth herein.

Now, Therefore, the Parties hereby agree as follows:

1.	Loan

1.1.	Subject to the terms and conditions set forth herein, at or prior to the Closing (as defined below), the Lender undertakes to extend to the Company during the Term the Principal Amount. Any amount extended from the Principal Amount shall bear, during the Term, interest at the simple interest rate of 8% per annum from the date the Company actually receives any portion thereof from the Lender and until its repayment or conversion in accordance with the terms herein (the “Interest”; the Principal Amount together with the Interest, the “Loan Amount”). It is hereby agreed that any Loan Amount shall be extended to the Company in conjunction and subject to the Company business plan and budget included under Exhibit B hereto (the “Budget”).

2.	Use of Proceeds

2.1.	The proceeds of the Principal Amount shall be used by the Company for the ongoing business activity of the Company in accordance with and subject to the Budget.

3.	Closing

3.1.	The Closing of the transaction contemplated hereby shall take place remotely via the exchange of documents and signatures of the Effective Date (the “Closing”). At the Closing, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

3.1.1.	a resolution of the Company’s board of directors approving this Agreement and the transactions contemplated hereunder;

3.1.2.	a resolution of the Company’s shareholders: (i) approving this Agreement and the transactions contemplated hereunder, to the extent required; and (ii) validly executed waivers of any rights of preemption or participation that the existing applicable shareholders of the Company have in connection with the transaction contemplated hereunder; and

3.1.3.	The Lender shall have transferred the first portion from the Principal Amount in accordance with the Budget to the Company, by way of a bank transfer to the Company’s bank account, the details of which shall be provided by the Company. Such payment is to be made in U.S. Dollars, or in the New Israeli Shekels equivalent thereof in accordance with the representative rate of exchange of the U.S. Dollar last published by the Bank of Israel immediately prior to the date of execution of this Agreement.

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4.	Repayment

4.1.	The Loan Amount shall be repaid in one payment on November 30, 2027 (24 months from the Effective Date) or such later date mutually agreed upon in writing by the Lender (the “Term”). It is hereby agreed that in case the Term is extended (the “Extended Term”) and for as long as the Loan Amount remains outstanding therefrom the Interest during such extended period shall be at the simple interest rate of 12% per annum.

4.2.	Notwithstanding anything to the contrary herein, the Loan Amount will immediately become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived, upon the occurrence of any of the following events prior to the conversion of the Loan Amount: (i) the commencement by the Company of any voluntary liquidation, dissolution or winding up proceedings; (ii) the execution by the Company of a general assignment for the benefit of creditors; (iii) the commencement by third parties of any liquidation proceedings against the Company which have not been terminated within 60 days thereafter; or (iv) the appointment of a temporary or permanent liquidator, receiver, trustee or administrator to the Company, its business or property which appointment has not been dismissed within 60 days.

5.	Conversion of Loan

5.1.	The Lender shall have the right, under its sole discretion, during the Term or the Extended Term, if applicable, to convert the Loan Amount into the than most senior class of shares of the Company while such conversion shall be made pursuant to a conversion price per share equal to the lower of: (i) the exchange valuation of the Company pursuant to the exchange mechanism set out under the SEA or (ii) the Company share price under the most recent Qualified Financing after the Effective Date. For the purpose hereof “Qualified Financing” shall mean any equity investment in the company from an external investor who is not an existing shareholder of the Company or related party of the Company or its shareholders, in an amount exceeding US $700,00 through the sale of its shares to investors at a fixed pre-money valuation, excluding the conversion of any outstanding convertible notes or similar instruments.

5.2.	The Lender shall bear its own taxes in connection with the conversion (or repayment) of the Loan Amount. The Company shall be entitled to deduct and withhold from any payment hereunder (if the Loan Amount is converted the Lender shall transfer to the Company any applicable tax amount in cash prior to conversion,) such amounts as the Company is required to deduct and withhold under applicable law, unless the Lender provide the Company with an approval or certification from the applicable governmental authority: (i) allowing the Company not to withhold taxes with respect the Lender; or (ii) setting forth an alternative withholding rate applicable to the Lender, in which case the Company shall withhold and transfer to the applicable authority such payment as specified in the certification. If the Company agrees in its sole discretion to pay the applicable tax amounts to the tax authorities and withhold such amounts from issuance of shares resulting from conversion of the Loan Amount, any amounts so withheld shall be deducted from the Loan Amount for the purpose of calculating the number of shares to be issued as a result of the conversion of such Loan Amount into shares pursuant to the terms hereof.

5.3.	The Lender undertakes, upon the conversion of the Loan Amount in accordance with the provisions of this Agreement, to execute any and all documents requested by the Company in order to effect such conversion. Following the conversion of the Loan Amount, in accordance with the provisions of this Agreement, the Company shall issue and deliver to the Lender a certificate for the number of shares issuable to it upon such conversion.

5.4.	It is hereby clarified that the rights to convert the Loan Amount as provided by this Agreement shall not be reflected on the Company’s capitalization table prior to actual conversion and therefore shall not affect the fully diluted basis rights of the Company’s shareholders prior to actual conversion.

6.	Miscellaneous

6.1.	This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the Lender.

6.2.	Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

6.3.	None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by either Party without the prior written consent of the other Party.

6.4.	This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Israel. Any dispute arising under or in connection with this Agreement shall be settled exclusively before the courts of Tel Aviv.

6.5.	Any offer, notice, response or other communication required or authorized to be given by any Party under this Agreement to another Party shall be in writing and shall be personally delivered, sent by fax transmission (with a copy by ordinary mail in either case) or dispatched by courier addressed to the other Party at the address stated herein or such other address as shall be specified by the Parties hereto by notice in accordance with the provisions of this Section. Any notice shall operate and be deemed to have been served, if personally delivered or sent by fax on the next following business day, and if by courier, on the fifth following business day.

6.6.	If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

6.7.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Convertible Loan Agreement as of the date first above written:

Company:

QUANTUM TRANSPORTATION LTD

By:	Nissim Daniel
Title:	Sole Director

Lender:

Rail Vison Ltd.

By:	David BenDavid
Title:	CEO

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Exhibit A

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Exhibit B

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